Exhibit 8
                         Opinion and Consent of Counsel

                                 April 30, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:  Phoenix Life Variable Universal Life Account
     Phoenix Life Insurance Company
     Post-Effective Amendment No. 4 to Form S-6
     REGISTRATION NOS. 333-86921 AND 811-4721

Dear Sirs:

As Counsel to the depositor, I am familiar with the variable life insurance policies, Phoenix Corporate Edge and Phoenix Executive Benefit-VUL ("Policies"), which are the subject of the above-captioned Registration Statement on Form S-6.

In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Policies.

Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Life Insurance Company.

My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Legal Matters" therein.

                                            Very truly yours,



                                            /s/ Brian A. Giantonio
                                            ------------------------------
                                               Brian A. Giantonio, Counsel
                                            Phoenix Life Insurance Company